Exhibit 99.1

CONTACT:	Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION
ANNOUNCES OPERATING RESULTS
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2004 AND
THAT IT IS NOT YET IN A POSITION TO FILE ITS 2004 FORM 10-K

Greenwich, CT – April 18, 2005 – Security Capital Corporation (AMEX: SCC) (the “Company”) announced today its operating results for the quarter and year ended December 31, 2004 and that it was not yet in a position to file its Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”).  As previously announced, the filing of the Company’s Form 10-Q for the quarter ended September 30, 2004 (the “Third Quarter Form 10-Q”) was delayed as a result of the Company’s previously announced internal investigation.  Such investigation was completed, and the Third Quarter Form 10-Q was filed on March 11, 2005.  As a result of the delayed filing of the Third Quarter Form 10-Q, the Company needs additional time to complete its 2004 Form 10-K.  The Company is working diligently and hopes to be in a position to file the 2004 Form 10-K by April 29, 2005.

The Company estimates that, for the quarter ended December 31, 2004, income from continuing operations will be approximately $1,600,000 compared to $1,652,000 for the quarter ended December 31, 2003.  The Company also estimates that basic and diluted earnings per common share from continuing operations will be $0.25 and $0.22, respectively, for the quarter ended December 31, 2004 compared to basic and diluted earnings per common share from continuing operations of $0.24 and $0.22, respectively, for the quarter ended December 31, 2003.  The Company further estimates that income available to common stockholders for the quarter ended December 31, 2004 will be approximately $2,350,000 compared to $1,296,000 for the quarter ended December 31, 2003.  The Company also estimates that basic and diluted earnings per common share will be $0.37 and $0.34, respectively, for the quarter ended December 31, 2004 compared to basic and diluted earnings per common share of $0.20 and $0.18, respectively, for the quarter ended December 31, 2003.

The Company estimates that, for the year ended December 31, 2004, income from continuing operations will be approximately $5,300,000, compared to $5,352,000 for the year ended December 31, 2003.  The Company also estimates that basic and diluted earnings per common share from continuing operations will be $0.62 and $0.54, respectively, for the year ended December 31, 2004 compared to basic and diluted earnings per common share from continuing operations of $0.76 and $0.69, respectively, for the year ended December 31, 2003.  The Company further estimates that income available to common stockholders for the year ended December 31, 2004 will be approximately $2,000,000 compared to $2,926,000 for the year ended December 31, 2003.  The Company also estimates that basic and diluted earnings per common share will be $0.31 and $0.24, respectively, compared to basic and diluted earnings per common share of $0.45 and $0.38, respectively, for the year ended December 31, 2003.

For the year ended December 31, 2004, income from continuing operations has been reduced by $754,000 for additional accretion relating to the redemption of all the Company’s zero coupon convertible preferred stock.   Additionally, income from continuing operations included expenses of $200,000 and $600,000 for the quarter and year ended December 31, 2004, respectively, associated with the Company’s Special Committee’s exploration of strategic alternatives and $900,000 for the quarter and year ended December 31, 2004 associated with the Company’s previously announced internal investigation.

As a result of the Company’s failure to timely file the 2004 Form 10-K, as required by Sections 134 and 1101 of the American Stock Exchange (the “AMEX “) Company Guide (the “Company Guide”), the Company may no longer be in compliance with the continued listing requirements of the AMEX and, pursuant Section 1003(d) of the Company Guide, such failure to timely file the 2004 Form 10-K may be deemed a material violation of the Company’s listing agreement with AMEX.  On April 14, 2005, the Company notified the AMEX Listing Qualifications Staff (the “Staff”) of such possible noncompliance. The Company is in discussions with the Staff regarding this matter.

The Company’s two reportable segments are employer cost containment and health services, and educational services. The employer cost containment and health services segment consists of WC Holdings, Inc., which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith. The educational segment consists of Primrose Holdings, Inc., which is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast and Southwest.

This release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.  Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation and medical malpractice insurance in the various states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and retain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries, the Company’s ability to file its 2004 Form 10-K, the Company’s ability to regain compliance with AMEX’s continued listing standards and decisions relative to and the outcome of any such decisions regarding strategic alternatives with respect to maximizing stockholder value and enhancing stockholder liquidity.